Exhibit 99.1

Grocery Outlet Holding Corp. Announces Second Quarter Fiscal 2025 Financial Results
Emeryville, CA – August 5, 2025 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our") today announced financial results for the second quarter of fiscal 2025 ended June 28, 2025.
Highlights for Second Quarter Fiscal 2025 as compared to Second Quarter Fiscal 2024:
•Net sales increased by 4.5% to $1.18 billion.
•Comparable store sales increased by 1.1%.
•Gross margin was 30.6% compared to 30.9% last year.
•SG&A increased by 4.2% to $336.8 million.
•Operating income was $12.8 million, which included $11.2 million in restructuring charges.
•Net income was $5.0 million, or $0.05 per diluted share, compared to net income of $14.0 million, or $0.14 per diluted share last year. Adjusted net income(1) was $22.8 million, or $0.23 diluted adjusted earnings per share(1), compared to $25.1 million, or $0.25 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $67.7 million, representing 5.7% of net sales.
Highlights for the 26 Weeks Ended June 28, 2025 as compared to the 26 Weeks Ended June 29, 2024:
•Net sales increased by 6.5% to $2.31 billion.
•Comparable store sales increased by 0.7%.
•Gross margin was 30.5% compared to 30.2% last year.
•SG&A increased by 6.6% to $667.8 million.
•Operating loss was $9.7 million, which included $45.0 million in restructuring charges.
•Net loss was $18.4 million, or $(0.19) per diluted share, compared to net income of $13.0 million, or $0.13 per diluted share last year. Adjusted net income(1) was $35.8 million, or $0.36 diluted adjusted earnings per share(1), compared to $33.9 million, or $0.34 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) increased by 11.5% to $119.6 million, representing 5.2% of net sales.

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(1) Adjusted net income, diluted adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures, which exclude the impact of certain special items. Please note that our non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. See the "Non-GAAP Financial Information" section of this release as well as the respective reconciliations of our non-GAAP financial measures below for additional information about these items.

“Our focus on execution is beginning to deliver results, enabling us to outperform our outlook for the second quarter,” said Jason Potter, President and CEO of Grocery Outlet. “Our resonant value proposition and store initiatives continued to drive growth in traffic, while our margin drivers and spending discipline are yielding sustainable gains in profitability. We also achieved important progress against the key strategic objectives we outlined last quarter. By continuing to strengthen new-store performance, secure top talent, address execution gaps, and improve execution at scale, we will create lasting value for our customers, independent operators, and shareholders.”
Second Quarter Fiscal 2025 Financial Summary
Net sales increased 4.5% to $1.18 billion during the second quarter due to new store sales and a 1.1% increase in comparable store sales, which was positively impacted by the timing shift of the Easter holiday compared to the prior year. The increase in comparable store sales was driven by a 1.5% increase in the number of transactions, partially offset by a 0.4% decrease in average transaction size. We opened 11 new stores and closed two stores, ending the quarter with 552 stores in 16 states. Starting in the second quarter of fiscal 2025, comparable stores sales include the addition of stores from the acquisition of United Grocery Outlet on April 1, 2024.
Gross profit increased 3.3% versus the prior period to $360.7 million. Gross margin declined 30 basis points to 30.6% during the second quarter, largely due to pricing adjustments on everyday staples designed to support our value proposition and appeal to the bargain-minded customer. Improvements in inventory management capabilities partially offset this decline and also contributed to the 20 basis points increase in gross margin compared to the first quarter this year.
Selling, general and administrative expenses increased by 4.2% to $336.8 million, and declined 10 basis points to 28.5% of net sales. The slight decline in SG&A as a percentage of net sales was driven primarily by a decrease from elective commission support we provided to operators in the prior year related to the systems conversion, lower incentive compensation expenses and United Grocery Outlet acquisition related costs in the prior year, partially offset by increases in other store costs and other corporate-related expenses to support the continued growth of the business.
Operating income during the second quarter was $12.8 million, which included $11.2 million in charges during the period related to the Restructuring Plan (described below).
Net income was $5.0 million, or $0.05 per diluted share compared to net income of $14.0 million, or $0.14 per diluted share last year. Adjusted net income(1) decreased by 9.3% to $22.8 million, or $0.23 diluted adjusted earnings per share(1). Adjusted EBITDA(1) was $67.7 million, or 5.7% of net sales, compared to $67.9 million, or 6.0% of net sales, in the prior year.
26 Weeks Ended June 28, 2025 Financial Summary
Net sales increased 6.5% to $2.31 billion during the first half due to new store sales, including the United Grocery Outlet stores acquired in the prior year, and a 0.7% increase in comparable store sales. The increase in comparable store sales was driven by a 1.9% increase in the number of transactions, partially offset by a 1.2% decrease in average transaction size. We opened 22 new stores and closed three stores.
Gross profit increased 7.6% versus the prior period to $703.1 million. Gross margin increased 30 basis points to 30.5% during the first half, driven primarily by improvements in inventory management capabilities.

Selling, general and administrative expenses increased by 6.6% to $667.8 million, and increased 10 basis points to 29.0% of net sales. The slight increase in SG&A as a percentage of net sales was driven primarily by increases in other store costs and other corporate-related expenses to support the continued growth of the business and additional personnel costs from the Company-operated stores acquired in the United Grocery Outlet transaction in April of last year, partially offset by a decrease from elective commission support we provided to operators in the prior year related to the systems conversion, lower incentive compensation expenses and United Grocery Outlet acquisition related costs in the prior year.
Operating loss during the first half was $9.7 million, which included $45.0 million in charges during the period related to the Restructuring Plan (described below).
Net loss was $18.4 million, or $(0.19) per diluted share compared to net income of $13.0 million, or $0.13 per diluted share last year. Adjusted net income(1) increased by 5.5% to $35.8 million, or $0.36 diluted adjusted earnings per share(1). Adjusted EBITDA(1) increased by 11.5% to $119.6 million, or 5.2% of net sales.
Cash Flow & Capital Spending:
•Net cash provided by operating activities during the second quarter of fiscal 2025 was $73.6 million compared with $41.6 million for the second quarter last year. The increase in cash flow provided by operating activities in the second quarter of fiscal 2025 was driven primarily by timing of payments.
•Capital expenditures for the second quarter of fiscal 2025, before the impact of tenant improvement allowances, were $65.2 million, an increase of $22.8 million over the second quarter of fiscal 2024. Capital expenditures, net of tenant improvement allowances, for the second quarter this year, were $58.3 million compared with $40.2 million for the same period last year. The increase in capital expenditures this year was due primarily to additional new store openings and increased supply chain investments during the second quarter of fiscal 2025 compared to the prior year.
Restructuring Plan:
The Company initiated a restructuring plan during the fourth quarter of fiscal 2024, with continuing implementation in fiscal 2025, intended to improve long-term profitability, cash flow generation and return on invested capital, optimize the footprint of new store growth and lower the Company’s cost base (the "Restructuring Plan"). The Restructuring Plan includes (i) the termination of a total of 28 leases for unopened stores in suboptimal locations and the discontinued development of certain future store sites where we had incurred initial costs, but leases had not yet been signed, (ii) the cancellation of certain capital-intensive warehouse projects and (iii) a reduction in headcount in building a more scalable cost structure. As of June 28, 2025, the Company estimates that it will incur total costs under the Restructuring Plan of approximately $63 million, of which approximately $39 million is expected to be cash expenditures. All costs incurred during the second quarter and first half of fiscal 2025 are included in Restructuring charges on the condensed consolidated statements of operations and comprehensive income (loss). The actions under the Restructuring Plan were substantially completed in the second quarter of fiscal 2025.

Outlook:
The Company is maintaining key guidance figures for fiscal 2025, other than diluted adjusted earnings per share which are updated as shown in the current guidance as follows(2):

	Previous	Current
New store openings, net	33 to 35	33 to 35
Net sales	$4.7 billion to $4.8 billion	$4.7 billion to $4.8 billion
Comparable store sales increase(3)	1.0% to 2.0%	1.0% to 2.0%
Gross margin	30.0%-30.5%	30.0%-30.5%
Adjusted EBITDA(1)	$260 million to $270 million	$260 million to $270 million
Diluted adjusted earnings per share(1)	$0.70 to $0.75	$0.75 to $0.80
Capital expenditures (net of tenant improvement allowances)	$210 million	$210 million
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(2) Includes 53rd week.
(3) Excludes net sales in the non-comparable week of a 53-week year from the same store sales calculation and compares the current and prior year weekly periods that are most closely aligned.
Conference Call Information:
A conference call to discuss the second quarter fiscal 2025 financial results is scheduled for today, August 5, 2025 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9208 approximately 15 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.groceryoutlet.com.
A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 and entering access code 13751099. The replay will be available for approximately two weeks after the call.
Non-GAAP Financial Information:
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management and the Board of Directors use EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, cash-on-cash return as supplemental key metrics to assess our financial performance, and net leverage as a supplemental metric to assess our liquidity. These non-GAAP financial measures are also frequently used by analysts, investors and other interested parties to evaluate the Company and other companies in our industry. Management believes it is useful to investors and analysts to evaluate these non-GAAP financial measures on the same basis as management uses to evaluate our operating results and liquidity. Management uses these non-GAAP financial performance measures to supplement GAAP financial measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use adjusted EBITDA and adjusted earnings per share to supplement GAAP financial measures of performance to evaluate performance in connection with compensation decisions. Management believes that excluding items from operating income (loss), net income (loss) and earnings (net loss) per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides additional information for analyzing trends in our business. Management uses net leverage to evaluate our overall liquidity and financial flexibility to pursue operational strategies and to evaluate our capital structure, and our ability to service our long-term debt obligations.

Management defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation expense, asset impairment and gain or loss on disposition, acquisition and integration costs, costs related to the amortization of inventory purchase accounting asset step-ups, restructuring charges, and certain other expenses that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude. Adjusted net income represents net income (loss) adjusted for the previously mentioned adjusted EBITDA adjustments, further adjusted for the amortization of property and equipment purchase accounting asset step-ups and deferred financing costs, tax adjustment to normalize the effective tax rate, and tax effect of total adjustments. Basic adjusted earnings per share is calculated using adjusted net income, as defined above, and basic weighted-average shares outstanding. Diluted adjusted earnings per share is calculated using adjusted net income, as defined above, and diluted weighted-average shares outstanding. Management defines cash-on-cash returns as Four Wall EBITDA divided by total net cash investment. Four wall EBITDA includes store level costs such as product and distribution costs, commissions, occupancy, marketing and other related costs. A definition of net leverage and a related reconciliation to the most directly comparable GAAP financial measure can be found on the Investor Relations section of our website under “Financial Information—Quarterly Results.”
These non-GAAP financial measures may not be comparable to similar measures reported by other companies and have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of the non-GAAP financial measures through the use of various GAAP measures. In the future we will incur expenses or charges such as those added back to calculate adjusted EBITDA or adjusted net income. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by the adjustments used to derive such non-GAAP measures.
We have not reconciled the non-GAAP adjusted EBITDA and diluted adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results. We have also not reconciled the cash-on-cash return forward-looking outlook because such metric includes store-level cash flows and initial capital investment at the individual store level, which are not captured or presented on a GAAP basis. Reconciling this metric to a GAAP measure would require unreasonable efforts and assumptions.
Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy, plans and potential, the Restructuring Plan and its associated benefits, our ability to drive long-term value, and business and market trends may constitute forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "project," "seek," "will," and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the following: failure of suppliers to consistently supply the Company with opportunistic products at attractive pricing; inability to successfully identify trends and maintain a consistent level of opportunistic products or general inventory; failure to maintain or increase comparable store sales; any significant disruption to our distribution network, the operations, technology and capacity of our distribution centers and our timely receipt of inventory; risks associated with newly opened stores; risks associated with our growth strategy, including opening, relocating or remodeling stores on schedule and on budget, as well as the revised near-term new store growth strategy as reflected in the Restructuring Plan; financial and operating impacts associated with our Restructuring Plan; inflation, tariffs and other changes affecting the market prices of the products we sell; failure to maintain our reputation and the value of our brand, including protecting our intellectual property; failure to remediate our material weakness in our internal control over financial reporting; inability to maintain sufficient levels of cash flow from our operations to fund our growth strategy; risks associated with leasing substantial amounts of space; inability to attract, train and retain highly qualified employees or the loss of executive officers or other key personnel; costs and successful implementation of marketing, advertising and promotions; natural or man-made disasters, climate change, power outages, major health epidemics, pandemic outbreaks, terrorist acts, global political events or other serious catastrophic events and the concentration of our business operations; unexpected costs and negative effects if we incur losses not covered by our insurance program; difficulties associated with labor relations and shortages; failure to participate effectively in the growing online retail marketplace; failure to properly integrate or achieve the expected benefits of any acquired businesses; risks associated with economic conditions; competition in the retail food industry; movement of consumer trends toward private labels and away from name-brand products; risks associated with deploying our own private label brands; inability to attract and retain qualified independent operators of the Company ("IOs"); failure of the IOs to successfully manage their business; failure of the IOs to repay notes outstanding to the Company; inability of the IOs to avoid excess inventory shrink; any loss or changeover of an IO; legal proceedings initiated against the IOs; legal challenges to the IO/independent contractor business model; failure to maintain positive relationships with the IOs; risks associated with actions the IOs could take that could harm our business; material disruption to information technology systems, including risks associated from our technology initiatives or third-party security breaches or other disruptions; risks associated with products we and our IOs sell; risks associated with laws and regulations generally applicable to retailers; legal or regulatory proceedings; our substantial indebtedness could affect its ability to operate its business, react to changes in the economy or industry or pay debts and meet obligations; restrictive covenants in our debt agreements may restrict its ability to pursue its business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt; risks associated with tax matters; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; and the other factors discussed under "Risk Factors" in our most recent annual report on Form 10-K and in other subsequent reports we file with the United States Securities and Exchange Commission (the "SEC"). Our periodic filings are accessible on the SEC's website at www.sec.gov.
Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee that future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this release or as of the date specified herein and we have based these forward-looking statements on current expectations and projections about future events and trends. Except as required by law, we do not undertake any duty to update any of these forward-looking statements after the date of this release or to conform these statements to actual results or revised expectations.

About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 550 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Idaho, Nevada, Maryland, North Carolina, New Jersey, Ohio, Georgia, Alabama, Delaware, Kentucky and Virginia.
INVESTOR RELATIONS CONTACTS:
Ian Ferry
(510) 244-3703
iferry@cfgo.com
Ron Clark
(646) 776-0886
ron@ellipsista.com
MEDIA CONTACT:
Layla Kasha
(510) 379-2176
lkasha@cfgo.com

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$1,179,772	$1,128,520	$2,305,339	$2,165,464
Cost of sales	819,079	779,280	1,602,201	1,512,279
Gross profit	360,693	349,240	703,138	653,185
Selling, general and administrative expenses	336,764	323,135	667,842	626,517
Restructuring charges	11,157	—	45,032	—
Operating income (loss)	12,772	26,105	(9,736)	26,668
Interest expense, net	6,544	5,559	13,064	8,735
Income (loss) before income taxes	6,228	20,546	(22,800)	17,933
Income tax expense (benefit)	1,267	6,545	(4,444)	4,957
Net income (loss) and comprehensive income (loss)	$4,961	$14,001	$(18,356)	$12,976
Basic earnings (net loss) per share	$0.05	$0.14	$(0.19)	$0.13
Diluted earnings (net loss) per share	$0.05	$0.14	$(0.19)	$0.13
Weighted-average shares outstanding:
Basic	98,081	99,542	97,801	99,531
Diluted	98,460	100,369	97,801	100,753

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 28, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$55,190	$62,828
Independent operator receivables and current portion of independent operator notes, net of allowance	16,179	16,051
Other accounts receivable, net of allowance	4,544	4,166
Merchandise inventories	398,225	394,152
Prepaid expenses and other current assets	27,397	26,701
Total current assets	501,535	503,898
Independent operator notes and receivables, net of allowance	39,603	36,441
Property and equipment, net	806,740	750,423
Operating lease right-of-use assets	1,105,419	1,014,678
Intangible assets, net	80,681	78,778
Goodwill	782,835	782,734
Other assets	5,563	6,869
Total assets	$3,322,376	$3,173,821
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$211,949	$175,871
Accrued and other current liabilities	72,338	55,240
Accrued compensation	25,856	19,687
Current portion of long-term debt	18,750	15,000
Current lease liabilities	76,577	72,905
Income and other taxes payable	9,518	10,921
Total current liabilities	414,988	349,624
Long-term debt, net	455,200	462,502
Deferred income tax liabilities, net	51,485	56,178
Long-term lease liabilities	1,211,517	1,106,219
Other long-term liabilities	2,344	1,914
Total liabilities	2,135,534	1,976,437
Stockholders' equity:
Common stock	98	97
Series A preferred stock	—	—
Additional paid-in capital	823,671	815,858
Retained earnings	363,073	381,429
Total stockholders' equity	1,186,842	1,197,384
Total liabilities and stockholders' equity	$3,322,376	$3,173,821

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	26 Weeks Ended
	June 28, 2025	June 29, 2024
Cash flows from operating activities:
Net income (loss)	$(18,356)	$12,976
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	50,832	43,462
Amortization of intangible and other assets	10,399	7,972
Amortization of debt issuance costs and debt discounts	455	455
Non-cash rent	5,021	1,788
Impairment of long-lived assets	10,776	—
Share-based compensation	7,418	15,143
Provision for independent operator and other accounts receivable reserves	6,578	1,947
Deferred income taxes	(4,693)	2,077
Other	1,162	745
Changes in operating assets and liabilities:
Independent operator and other accounts receivable	(4,561)	1,006
Merchandise inventories	(4,073)	(3,112)
Prepaid expenses and other assets	(330)	10,973
Income and other taxes payable	(1,403)	(6,626)
Trade accounts payable	35,782	(3,202)
Accrued and other liabilities	20,484	(33,222)
Accrued compensation	6,068	(8,786)
Operating lease liabilities	11,004	5,842
Net cash provided by operating activities	132,563	49,438
Cash flows from investing activities:
Advances to independent operators	(7,548)	(5,541)
Repayments of advances from independent operators	1,862	2,692
Business acquisition, net of cash and cash equivalents acquired	—	(60,774)
Purchases of property and equipment	(119,669)	(85,131)
Investments in intangible assets and licenses	(10,801)	(6,532)
Net cash used in investing activities	(136,156)	(155,286)
Cash flows from financing activities:
Proceeds from exercise of stock options	395	3,744
Proceeds from revolving credit facility	20,000	90,000
Principal payments on revolving credit facility	(20,000)	—
Principal payments on senior term loan due 2028	(3,750)	(3,750)
Principal payments on finance leases	(690)	(794)
Repurchase of common stock	—	(31,274)
Net cash provided by (used in) financing activities	(4,045)	57,926
Net decrease in cash and cash equivalents	(7,638)	(47,922)
Cash and cash equivalents at beginning of period	62,828	114,987
Cash and cash equivalents at end of period	$55,190	$67,065

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income (loss)	$4,961	$14,001	$(18,356)	$12,976
Interest expense, net	6,544	5,559	13,064	8,735
Income tax expense (benefit)	1,267	6,545	(4,444)	4,957
Depreciation and amortization expenses	31,334	26,545	61,231	51,434
EBITDA	44,106	52,650	51,495	78,102
Share-based compensation expenses (1)	1,960	7,001	7,418	15,143
Asset impairment and gain or loss on disposition (2)	3,834	381	3,969	745
Acquisition and integration costs (3)	148	4,937	487	7,586
Amortization of purchase accounting assets (4)	—	839	—	839
Restructuring charges (5)	11,157	—	45,032	—
Other (6)	6,542	2,070	11,231	4,858
Adjusted EBITDA	$67,747	$67,878	$119,632	$107,273

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income (loss)	$4,961	$14,001	$(18,356)	$12,976
Share-based compensation expenses (1)	1,960	7,001	7,418	15,143
Asset impairment and gain or loss on disposition (2)	3,834	381	3,969	745
Acquisition and integration costs (3)	148	4,937	487	7,586
Amortization of purchase accounting assets and deferred financing costs (4)	1,269	2,228	2,537	3,550
Restructuring charges (5)	11,157	—	45,032	—
Other (6)	6,542	2,070	11,231	4,858
Tax adjustment to normalize effective tax rate (7)	222	86	3,385	(708)
Tax effect of total adjustments (8)	(7,327)	(5,609)	(19,930)	(10,246)
Adjusted net income	$22,766	$25,095	$35,773	$33,904

GAAP earnings (net loss) per share:
Basic	$0.05	$0.14	$(0.19)	$0.13
Diluted	$0.05	$0.14	$(0.19)	$0.13
Adjusted earnings per share:
Basic	$0.23	$0.25	$0.37	$0.34
Diluted	$0.23	$0.25	$0.36	$0.34
Weighted-average shares outstanding:
Basic	98,081	99,542	97,801	99,531
Diluted (9)	98,460	100,369	97,801	100,753
Non-GAAP weighted-average shares outstanding:
Basic	98,081	99,542	97,801	99,531
Diluted (10)	98,460	100,369	98,344	100,753

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(1)Includes non-cash share-based compensation expense.
(2)Represents non-restructuring asset impairment charges and gains or losses on dispositions of assets.
(3)Represents costs related to the acquisition and integration of United Grocery Outlet, including due diligence, legal, other consulting and retention bonus expenses.
(4)For purposes of determining adjusted EBITDA, this line represents the incremental amortization of inventory step-ups resulting from purchase price accounting related to the acquisition of United Grocery Outlet. For purposes of determining adjusted net income, in addition to the previously noted item, this line also represents the incremental amortization of an asset step-up resulting from purchase price accounting related to our acquisition in 2014 by an investment fund affiliated with Hellman & Friedman LLC, as well as the amortization of debt issuance costs, as these items are already included in the adjusted EBITDA reconciliation within the depreciation and amortization expenses and interest expense, net, respectively.
(5)Represents charges related to the Restructuring Plan, which include lease termination costs, non-cash impairment and disposal of long-lived assets, employee severance and benefit costs and legal, professional and other costs.
(6)Represents other non-recurring, non-cash or non-operational items, such as certain personnel-related hiring and termination costs, system implementation costs, strategic project costs, costs related to employer payroll taxes associated with equity awards, store closing costs, legal settlements and other legal expenses and miscellaneous costs.
(7)Represents adjustments to normalize the effective tax rate for the impact of unusual or infrequent tax items that we do not consider in our evaluation of ongoing performance, including excess tax expenses or benefits related to stock option exercises and vesting of time-based restricted stock units and performance-based restricted stock units that are recorded in earnings as discrete items in the reporting period in which they occur.
(8)Represents the tax effect of the total adjustments. We calculate the tax effect of the total adjustments on a discrete basis excluding any non-recurring and unusual tax items.
(9)For the 26 weeks ended June 28, 2025, there is no difference in the weighted-average shares outstanding used to calculate the basic and diluted GAAP net loss per share due to the Company's net loss.
(10)To calculate diluted adjusted earnings per share, we adjusted the weighted-average shares outstanding for the dilutive effect of all potential shares of common stock.